Exhibit 99.1

For Release
February 14, 2018
1:15 p.m. PST

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

On Assignment Reports Fourth Quarter and Full Year 2017 Results
Financial results above previously announced estimates

CALABASAS, Calif., February 14, 2018 -- On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, today reported results for the quarter and full year ended December 31, 2017.

Fourth Quarter Highlights

•	Revenues were $679.1 million, up 9.4 percent over the fourth quarter of 2016 (up 8.6 percent year-over-year excluding the revenue contribution from Stratacuity, which was acquired in August 2017).

•	Net income of $67.3 million ($1.28 per diluted share), was up from $24.0 million ($0.45 per diluted share) in the fourth quarter of 2016.

•	Net income included a one-time, non-cash benefit of $31.4 million ($0.59 per diluted share) from the reduction in deferred tax liabilities related to the recently enacted Tax Cuts and Jobs Act.

•	Cash flows from operating activities were $58.3 million for the quarter and $196.4 million for the full year 2017.

•	Adjusted EBITDA (a non-GAAP measure) was $82.9 million (12.2 percent of revenues), up from $70.7 million (11.4 percent of revenues) in the fourth quarter of 2016.

•	The Company paid down $35.5 million of debt during the quarter and the leverage ratio (a non-GAAP measure) at December 31, 2017 was 1.89 to 1, down from 2.08 to 1 at September 30, 2017.

•	Through December 31, 2017, On Assignment had repurchased approximately 2.4 million shares for $101.2 million, at an average per share price of $42.81 under its $150 million stock repurchase program.

•	On January 31, 2018, the Company entered into an agreement to acquire ECS Federal, LLC ("ECS") for approximately $775.0 million in cash. The acquisition is expected to close on April 2, 2018.

Management Commentary

Peter Dameris, Chief Executive Officer of On Assignment, Inc., said "We are pleased with our operating and financial performance for the fourth quarter and full year 2017. We continued to grow well above the stated growth rate for our industry reflecting the continued deepening of customer relationships, the increasing rate of adoption of our delivery model and the successful expansion of our statement of work business. Over the past year we generated $172.2 million in free cash flow, which we used, among other things, to repurchase our common stock, pay down debt and fund the acquisition of Stratacuity.

Dameris continued, "We are well positioned going into 2018. Our previously announced acquisition of ECS will strengthen our position as one of the largest and fasting growing IT services firms in North America and increase our addressable end market to $279 billion by virtue of our entering the $129 billion Government Services space."

Fourth Quarter 2017 Financial Results

Revenues were $679.1 million, up 9.4 percent year-over-year (8.6 percent excluding the $4.5 million revenue contribution from Stratacuity, which was acquired in August 2017). The combined net effects of "Same Billable Days" and "Constant Currency" basis, were not material. Our largest segment, Apex, accounted for 78.7 percent of total revenues and grew 12.3 percent year-over-year. Our Oxford Segment accounted for 21.3 percent of total revenues and was down 0.3 percent year-over-year.

Gross profit was $220.7 million, up $22.5 million or 11.3 percent year-over-year. Gross margin was 32.5 percent, up from 31.9 percent in the fourth quarter of 2016.

Selling, general and administrative (“SG&A”) expenses were $151.4 million (22.3 percent of revenues), compared with $142.6 million (23.0 percent of revenues) in the fourth quarter of 2016. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $0.9 million, compared with $1.6 million in the fourth quarter of 2016.

Amortization of intangible assets was $8.4 million, compared with $9.7 million in the fourth quarter of 2016. The decrease is due to the accelerated amortization method for certain acquired intangibles, which have higher amortization rates at the beginning of their useful life.

Interest expense was $6.0 million compared with $7.0 million in the fourth quarter of 2016. Interest expense for the fourth quarter of 2017 was comprised of $5.1 million of interest on the credit facility and $0.9 million of amortization of deferred loan costs. The decrease in interest expense reflected a lower debt balance and a lower interest rate as a result of the amendments to our credit facility.

As a result of a one-time, non-cash income tax benefit of $31.4 million mainly relating to the reduction of net deferred income tax liabilities and accrual of the transitional tax on the deemed dividend of foreign earnings both as a result of the recently enacted Tax Cuts and Jobs Act ("TCJA"), we reported an income tax benefit of $12.6 million for the quarter. Excluding the one-time benefit of $31.4 million, our income tax provision was approximately $18.8 million for the quarter, an effective tax rate of 34.3 percent. This rate included $2.5 million in excess tax benefits from stock-based compensation.

Net income was $67.3 million ($1.28 per diluted share), compared with $24.0 million ($0.45 per diluted share) in the fourth quarter of 2016. Adjusted EBITDA (a non-GAAP measure) was $82.9 million, or 12.2 percent of revenues, up from $70.7 million (11.4 percent of revenues) in the fourth quarter of 2016.

Cash flows from operating activities were $58.3 million and free cash flow (a non-GAAP measure) was $52.0 million. At December 31, 2017, our leverage ratio (a non-GAAP measure) was 1.89 to 1, down from 2.08 to 1 at September 30, 2017.

Financial Estimates for Q1 2018 for On Assignment

On Assignment is providing financial estimates for the first quarter of 2018. These estimates do not include acquisition, integration or strategic planning expenses (other than $10.0 million in estimated acquisition costs and expenses related to the pending acquisition of ECS) and assume no deterioration in the markets that On Assignment serves. These estimates also assume no significant change in foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are presented herein. These estimates do not include any operating results of ECS.

•	Revenues of $672.0 million to $682.0 million

•	Gross margin of 31.5 percent to 31.8 percent

•
SG&A expense (excludes amortization of intangible assets) of $164.7 million to $166.9 million (includes $6.5 million in depreciation, $5.6 million in stock-based compensation expense and $10.0 million in acquisition expenses related to the pending acquisition of ECS)

•	Amortization of intangible assets of $7.6 million

•	Interest expense of $6.2 million (including amortization of deferred loan costs of $0.9 million)

•	Effective tax rate of 26.5 percent

•	Net income of $24.4 million to $26.6 million

•	Earnings per diluted share of $0.46 to $0.50

•	Diluted shares outstanding of 52.8 million

•	Adjusted EBITDA (a non-GAAP measure) of $69.0 million to $72.0 million

•	Adjusted Net Income (a non-GAAP measure)[1] of $39.0 million to $41.2 million

•	Adjusted Net Income per diluted share[1] (a non-GAAP measure) of $0.74 to $0.78
_______________
(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $4.6 million each quarter, or $0.09 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

Consistent with past practice, our financial estimates above are based on our estimate of “Billable Days” which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the first quarter, we estimate billable days of 62.8, which is 0.25 fewer days than the first quarter of 2017. Each "Billable Day" is approximately $10.8 million in revenues. On a same "Billable Days" basis, our implied year-over-year revenue growth rate for the first quarter ranges from 7.6 to 9.2 percent.

The above estimates also include the effects of the payroll tax reset, which occurs at the beginning of each year. These annual resets cause, among other things, lower gross and Adjusted EBITDA margin in the first quarter of the year.

On Assignment to Acquire ECS Federal, LLC

As announced on January 31, 2018, the Company entered into a definitive agreement to acquire ECS for $775 million in cash. ECS is one of the largest privately-held government services contractors and delivers cyber security, cloud, DevOps, IT modernization and advanced science and engineering solutions to government enterprises. The transaction is subject to various regulatory approvals and customary closing conditions and is expected to close on April 2, 2018.

On Assignment is providing preliminary financial estimates for ECS, on a stand alone basis, for the full year 2018, as follows:

•	Revenues of $620.0 million to $640.0 million

•
Operating costs and expenses (includes costs of services and excludes amortization of intangible assets) of $567.3 million to $583.9 million (includes $14.1 million in depreciation and $3.3 million in stock-based compensation expense)

•
Amortization of intangible assets of $42.0 million to $45.0 million (based on a preliminary estimate of the fair value of identifiable intangible assets and their related service lives, which are subject to change during the open one-year measurement period)

•	Interest expense of $33.6 million on new term B loan to fund the purchase of ECS (including amortization of deferred loan costs of $2.4 million)

•	Effective tax rate of 26.5 percent

•	Net loss of $19.0 million to $14.3 million

•	Adjusted EBITDA (a non-GAAP measure) of $70.0 million to $73.5 million

•	Adjusted Net Income (a non-GAAP measure)[1] of $26.0 million to $27.7 million
_______________
(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings are estimated to be approximately $9.0 million annually over 15 years and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

The above estimates assume no deterioration in current operating and market trends. Reconciliations of estimated net income to the estimated non-GAAP measures are presented herein. Operating results of ECS will be included in the 2018 consolidated operating results of On Assignment from the date of acquisition (currently expected to occur on April 2, 2018) through December 31, 2018.

The preliminary financial estimates for ECS include, among other things, amortization of intangible assets, interest expense on the debt to fund the acquisition and the estimated provision (benefit) for income taxes as if the acquisition of ECS occurred at the beginning of 2018. These estimates do not include any transaction costs related to the pending acquisition. The estimated amortization of intangible assets is based on a preliminary estimate of the fair value of assets acquired and their related service lives, both of which are subject to change within the one-year measurement period.

Conference Call

On Assignment will hold a conference call today at 5:00 p.m. EST to review its financial results for the fourth quarter. The dial-in number is 800-230-1059 (+1-612-234-9959 for callers outside the United States) and the conference ID number is 442530. Participants should dial in ten minutes before the call. This call is being broadcasted by CCBN and can be accessed via On Assignment's web site at www.onassignment.com. The prepared remarks and supplemental materials for this call will be available at On Assignment's web site.

A replay of the conference call will be available beginning Wednesday, February 14, 2018 at 7:00 p.m. EST until midnight on Wednesday, February 28, 2018. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 442530.

About On Assignment

On Assignment, Inc. (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, creative/digital, engineering and life sciences sectors. Through an integrated suite of professional staffing and IT solutions, On Assignment improves productivity and utilization among leading corporate enterprises.

Due to our companies’ achievements, we are viewed as best in class across multiple industries and have built an outstanding reputation of excellence over the past 33 years.

Based in Calabasas, California, On Assignment operates a network of over 150 branch offices across the United States, Canada and Europe. For more information, visit us at www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, write-off of loan costs, acquisition, integration and strategic planning expenses, and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses, and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, refinancing costs, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Operating Metrics

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. The operating metrics presented on this release are calculated as follows: average number of staffing consultants are full time equivalent staffing consultant headcount in the quarter; average number of contract professionals and average number of customers are the number of contract professionals employed each week and the number of customers served each week, averaged for the quarter, respectively (average is weighted by total number of hours billed per week); top 10 customers as a percentage of revenue are the 10 largest clients defined by the revenue generated in the quarter, divided by total revenues in the quarter; gross profit per staffing consultant is gross profit for the quarter divided by the average number of staffing consultants; average bill rate is total assignment revenue client billings in the quarter divided by total hours billed in the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward looking statements include statements regarding the Company's anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. The Company makes no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, Adjusted EBITDA, Adjusted Net Income and related per share amounts (as applicable) set forth above will be achieved. Further, the Company makes no assurances or guarantees: i) that the announced transaction with ECS Federal, LLC will receive regulatory approval or occur; ii) that the assumptions made in determining the value of the transaction will be realized; iii) that the Company will be able to finance the potential transaction; or iv) that 2018 preliminary financial estimates for ECS will be realized. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, the successful implementation of our five-year strategic plan, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 1, 2017. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016

Revenues	$679,035	$620,884	$667,048	$2,625,924	$2,440,413
Costs of services	458,358	422,689	448,733	1,775,851	1,645,230
Gross profit	220,677	198,195	218,315	850,073	795,183
Selling, general and administrative expenses	151,447	142,630	149,197	591,893	565,829
Amortization of intangible assets	8,433	9,710	8,248	33,444	39,628
Operating income	60,797	45,855	60,870	224,736	189,726
Interest expense	(5,976)	(7,049)	(7,099)	(27,643)	(32,327)
Income before income taxes	54,821	38,806	53,771	197,093	157,399
Provision for income taxes	(12,556)	14,746	18,892	39,219	60,203
Income from continuing operations	67,377	24,060	34,879	157,874	97,196
Income (loss) from discontinued operations, net of tax	(46)	(32)	(23)	(199)	5
Net income	$67,331	$24,028	$34,856	$157,675	$97,201

Per share income from continuing operations and net income:
Basic	$1.29	$0.45	$0.66	$3.01	$1.83
Diluted	$1.28	$0.45	$0.66	$2.97	$1.81

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,038	52,924	52,500	52,503	53,192
Diluted	52,822	53,521	53,173	53,205	53,747

SEGMENT FINANCIAL INFORMATION (Unaudited)
(Dollars in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2017	2016	Year-Over-Year Growth Rates	2017	2016	Year-Over-Year Growth Rates
Revenues by segment:
Apex:
Assignment	$524.3	$466.1	12.5%	$1,993.3	$1,791.6	11.3%
Permanent placement	10.4	10.0	3.9%	43.9	44.9	(2.3)%
	534.7	476.1	12.3%	2,037.2	1,836.5	10.9%
Oxford:
Assignment	123.2	125.9	(2.2)%	503.1	520.7	(3.4)%
Permanent placement	21.2	18.9	12.0%	85.7	83.2	3.0%
	144.4	144.8	(0.3)%	588.8	603.9	(2.5)%
Consolidated:
Assignment	647.5	592.0	9.4%	2,496.4	2,312.3	8.0%
Permanent placement	31.6	28.9	9.2%	129.6	128.1	1.1%
	$679.1	$620.9	9.4%	$2,626.0	$2,440.4	7.6%
Percentage of total revenues:
Apex	78.7%	76.7%		77.6%	75.3%
Oxford	21.3%	23.3%		22.4%	24.7%
	100.0%	100.0%		100.0%	100.0%

Assignment	95.3%	95.3%		95.1%	94.7%
Permanent placement	4.7%	4.7%		4.9%	5.3%
	100.0%	100.0%		100.0%	100.0%

Domestic	95.0%	95.4%		95.0%	95.3%
Foreign	5.0%	4.6%		5.0%	4.7%
	100.0%	100.0%		100.0%	100.0%
Gross profit:
Apex	$160.4	$140.4	14.2%	$606.3	$548.4	10.6%
Oxford	60.3	57.8	4.4%	243.8	246.8	(1.2)%
Consolidated	$220.7	$198.2	11.3%	$850.1	$795.2	6.9%
Gross margin:
Apex	30.0%	29.5%		29.8%	29.9%
Oxford	41.8%	39.9%		41.4%	40.9%
Consolidated	32.5%	31.9%		32.4%	32.6%

SELECTED CASH FLOW INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash provided by operating activities(1)	$58,259	$56,424	$196,446	$199,331
Capital expenditures	(6,227)	(6,587)	(24,265)	(27,138)
Free cash flow (non-GAAP measure)	$52,032	$49,837	$172,181	$172,193

Cash used in investing activities(2)	$(6,251)	$(6,646)	$(50,117)	$(21,984)
Cash used in financing activities(1)	$(43,652)	$(39,382)	$(138,469)	$(174,065)

(1)
On January 1, 2017, we adopted Accounting Standards Update 2016-09 Compensation - Stock Compensation (Topic 718). Under this new standard excess tax benefits and deficiencies are recognized as income tax benefit or expense in the consolidated statements of operations and comprehensive income, instead of paid in capital, on a prospective basis from the date of adoption. On the statement of cash flows, excess tax benefits and deficiencies are presented as cash flows from operating activities, instead of financing activities. For the statement of cash flows we elected to retrospectively adopt this new presentation and for the three months and year ended December 31, 2016, cash flows from excess tax benefits of $0.5 million, and $3.1 million, respectively, were reclassified from financing activities to operating activities.

(2)
The twelve months ended December 31, 2017, included $25.9 million cash used for the Stratacuity acquisition. The twelve months ended December 31, 2016, included $6.0 million in cash provided by investing activities related to the release of cash held in escrow from the sale of the Physician Segment.

SELECTED CONSOLIDATED BALANCE SHEET DATA
AS OF DECEMBER 31, 2017 AND DECEMBER 31, 2016
(In thousands)

	2017	2016
	(Unaudited)
Cash and cash equivalents	$36,667	$27,044
Accounts receivable, net	428,536	386,858
Total current assets	499,523	437,524
Goodwill and intangible assets, net	1,246,861	1,251,243
Total assets	1,810,129	1,752,667
Total current liabilities	166,717	162,499
Working capital	332,806	275,025
Long-term debt	575,213	640,355
Other long-term liabilities	76,808	80,874
Stockholders’ equity	991,391	868,939

RECONCILIATION OF NET INCOME TO EBITDA (NON-GAAP MEASURE)
AND ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$67,331	$24,028	$157,675	$97,201
(Income) loss from discontinued operations, net of tax	46	32	199	(5)
Interest expense	5,976	7,049	27,643	32,327
Provision for income taxes	(12,556)	14,746	39,219	60,203
Depreciation	6,678	6,368	25,160	22,621
Amortization of intangible assets	8,433	9,710	33,444	39,628
EBITDA (non-GAAP measure)	75,908	61,933	283,340	251,975
Stock-based compensation	6,101	7,221	24,044	27,024
Acquisition, integration and strategic planning expenses	937	1,571	4,052	6,034

Adjusted EBITDA (non-GAAP measure)	$82,946	$70,725	$311,436	$285,033

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$67,331	$24,028	$157,675	$97,201
(Income) loss from discontinued operations, net of tax	46	32	199	(5)
Refinancing costs(1)	—	—	2,728	889
Acquisition, integration and strategic planning expenses	937	1,571	4,052	6,034
Accretion of discount on contingent consideration	—	—	—	863
Tax effect on adjustments	(365)	(614)	(2,644)	(3,022)
Non-GAAP net income	67,949	25,017	162,010	101,960
Amortization of intangible assets	8,433	9,710	33,444	39,628
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(405)	(431)	(1,622)	(2,018)
Adjusted Net Income (non-GAAP measure)(2)	$75,977	$34,296	$193,832	$139,570

Per diluted share:
Net income	$1.28	$0.45	$2.97	$1.81
Adjustments	0.16	0.19	0.67	0.79
Adjusted Net Income (non-GAAP measure)(2)	$1.44	$0.64	$3.64	$2.60

Weighted average common and common equivalent shares outstanding (diluted)	52,822	53,521	53,205	53,747

(1)
In February, August and September 2017, we amended our credit facility and incurred $3.3 million in fees, of which $2.7 million were included in interest expense and the remaining $0.6 million were capitalized and will be amortized over the term of the credit facility. In August 2016 we amended our credit facility and incurred $0.9 million in fees which are included in interest expense for the twelve months ended December 31, 2016.

(2)
Does not include Cash Tax Savings on Indefinite-lived Intangible Assets. These savings total $6.8 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

OPERATING METRICS (Unaudited)

	Apex	Oxford	Consolidated

Average number of staffing consultants:
Q4 2017	1,578	927	2,505
Q3 2017	1,567	925	2,492
Q4 2016	1,453	1,016	2,469

Average number of customers:
Q4 2017	3,613	1,036	4,649
Q3 2017	3,530	1,048	4,578
Q4 2016	3,611	1,088	4,699

Average number of contract professionals(1):
Q4 2017	19,216	2,841	22,057
Q3 2017	18,236	2,896	21,132
Q4 2016	17,060	2,903	19,963

Top 10 customers as a percentage of revenues:
Q4 2017	25.8%	12.4%	20.5%
Q3 2017	26.7%	11.3%	20.9%
Q4 2016	26.3%	12.9%	20.5%

Average bill rate:
Q4 2017	$57.46	$101.16	$62.88
Q3 2017	$58.16	$100.78	$63.49
Q4 2016	$56.57	$99.12	$62.12

Gross profit per staffing consultant:
Q4 2017	$102,000	$65,000	$88,000
Q3 2017	$99,000	$68,000	$88,000
Q4 2016	$97,000	$57,000	$80,000

(1)	Average number of contract professionals placed on assignment each week that are considered our employees; this number does not include employees of our subcontractors.

ON ASSIGNMENT, INC
FINANCIAL ESTIMATES FOR Q1 2018
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$24.4	$26.6
Interest expense	6.2	6.2
Provision for income taxes(2)	8.7	9.5
Depreciation	6.5	6.5
Amortization of intangible assets	7.6	7.6
EBITDA (non-GAAP measure)	53.4	56.4
Stock-based compensation	5.6	5.6
Estimated acquisition expenses related to the pending acquisition of ECS	10.0	10.0
Adjusted EBITDA (non-GAAP measure)	$69.0	$72.0

	Low	High
Net income(1)(2)	$24.4	$26.6
Estimated acquisition expenses related to the pending acquisition of ECS	10.0	10.0
Tax effect on estimated acquisition expenses	(2.7)	(2.7)
Amortization of intangible assets	7.6	7.6
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(3)	$39.0	$41.2

Per diluted share:
Net income	$0.46	$0.50
Adjustments	0.28	0.28
Adjusted Net Income (non-GAAP measure)(3)	$0.74	$0.78

Weighted average common and common equivalent shares outstanding (diluted)	52.8	52.8

(1)	These estimates do not include acquisition, integration, or strategic planning expenses, other than the $10.0 million in estimated acquisition expenses related to the pending acquisition of ECS.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $4.6 million per quarter ($0.09 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

ECS FEDERAL, LLC
PRELIMINARY FINANCIAL ESTIMATES
FOR THE YEAR ENDING DECEMBER 31, 2018
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions)

	Low	High
Net loss(1)	$(19.0)	$(14.3)
Interest expense	33.6	33.6
Provision for income taxes	(7.0)	(5.2)
Depreciation	14.1	14.1
Amortization of intangible assets	45.0	42.0
EBITDA (non-GAAP measure)	66.7	70.2
Stock-based compensation	3.3	3.3
Adjusted EBITDA (non-GAAP measure)	$70.0	$73.5

	Low	High
Net loss(1)	$(19.0)	$(14.3)
Amortization of intangible assets	45.0	42.0
Adjusted Net Income (non-GAAP measure)(2)	$26.0	$27.7

(1)	These estimates do not include acquisition or integration expenses.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings are estimated to be approximately $9.0 million annually over 15 years and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

These estimates assume no deterioration in current operating and market trends. Operating results of ECS will be included in the 2018 consolidated operating results of On Assignment from the date of acquisition (currently expected to occur on April 2, 2018) through December 31, 2018.

The preliminary financial estimates for ECS include, among other things, amortization of intangible assets, interest expense on the debt to fund the acquisition and the estimated provision (benefit) for income taxes as if the acquisition of ECS occurred at the beginning of 2018. These estimates do not include any transaction costs related to the pending acquisition. The estimated amortization of intangible assets is based on a preliminary estimate of the fair value of assets acquired and their related service lives, both of which are subject to change within the one-year measurement period.